PEOPLES BANCORP INC. – P.O. BOX 738 - MARIETTA, OHIO – 45750
                                                      www.peoplesbancorp.com

NEWS RELEASE

FOR IMMEDIATE RELEASE                                                                                                                             Contact:                     Mark F. Bradley
September 9, 2009                                                                                                                      President and Chief Executive Officer
                                                                                                     (740) 373-3155

PEOPLES BANCORP INC. TO ADD NEW EXECUTIVE VICE PRESIDENT
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Daniel K. McGill named Executive Vice President, Chief Commercial Lending Officer

MARIETTA, Ohio - Peoples Bancorp Inc. (NASDAQ: PEBO) announces the addition of an executive position to provide strategic leadership of the company’s commercial banking associates.  Daniel K. McGill will begin September 14, 2009 as Executive Vice President, Chief Commercial Lending Officer for Peoples Bancorp Inc. and banking subsidiary Peoples Bank.
“We are pleased to welcome Dan to our executive leadership team,” said Mark F. Bradley, President and Chief Executive Officer of Peoples Bancorp Inc. and Peoples Bank.  “Dan will lead our commercial lenders and small business banking associates in our client relationship-based sales and service strategies.  The addition of Dan to our leadership group helps us continue the integration and growth of our product offerings across banking, insurance and investment services.”
McGill recently served for the past 10 years as a regional president for First Merit Bank, where he was responsible for managing and growing community banking offices in parts of Ohio and western Pennsylvania.  He specifically managed sales and client service efforts across commercial banking and wealth management lines of business.  McGill has over 20 years experience in the financial services industry.
Peoples Bancorp Inc. also announces that concurrent with McGill’s hiring, Executive Vice President Joseph S. Yazombek will assume the role of Executive Vice President, Chief Credit Officer for Peoples Bancorp Inc. and Peoples Bank.  In this new role, Yazombek will work directly to ensure the overall quality of the company’s loan portfolio through adherence to policies, procedures, and underwriting standards.  As Chief Credit Officer, Yazombek will also continue participation in several loan and risk committees related to corporate management.
“Because of our significant growth over the past decade, combined with increasing complexity regarding loan analysis and policies, we are separating the leadership roles for commercial loan production and credit risk management,” continued Bradley.  “Joe can focus his attention on loan quality and risk management processes, while Dan concentrates on customer sales and service, revenue growth, and strategies that build relationships among current and prospective commercial clients.”
Yazombek has over 25 years experience in lending and has been Peoples Bancorp and Peoples Bank’s Chief Lending Officer since 2000, responsible for $440 million of loan growth and overseeing $1.1 billion in total loans at June 30, 2009.
McGill is a graduate of the University of Akron and earned his Masters in Business Administration through Case Western Reserve majoring in Finance.  He is also active in civic and community leadership through various volunteer efforts.
“The addition of Dan to our executive management team better positions the company to implement commercial banking initiatives,” said Bradley.  “It also strengthens our management team as we work through challenging economic times and plan for future success.  Dan and Joe will be in positions where their strengths can be leveraged to better serve our clients and shareholders.”
 Peoples Bancorp Inc. is a diversified financial products and services company with $2.0 billion in assets, 47 locations and 39 ATMs in Ohio, West Virginia and Kentucky.  Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its financial service units – Peoples Bank, National Association; Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc., which includes the Putnam and Barengo divisions.  Peoples’ common shares are traded on the NASDAQ Global Select Market under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies.  Learn more about Peoples at www.peoplesbancorp.com.

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